CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 18, 1995, relating to the financial statements and financial highlights appearing in the October 31, 1995 Annual Report to Shareholders of the Phoenix Asset Reserve (currently the Phoenix Multi- Sector Short Term Bond Fund), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Acountants" in the Statement of Additional Information

PRICE WATERHOUSE LLP
Boston, Massachustts
February 23, 1996